EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Remedent Reports Profits In First Quarter

Remedent to Host a Conference Call to Discuss Results
at 11 AM EST, Wednesday, August 18, 2010

Deurle, Belgium-(Marketwire 8/16/2010) Remedent, Inc. (OTCBB:REMI.OB), an international company specializing in research, development, and manufacturing of oral care and cosmetic dentistry products, reported results for the first quarter ended on June 30, 2010 (in US Dollars).

Net sales for three months ended June 30, 2010 increased 62% to $3.4 million compared to $2.1 million  for the same year ago quarter.  The increase in sales was due to the inclusion of our Asian retail operations as well as the sale of First Fit.

Profit for the three months ended June 30, 2010 prior to outside shareholders participation totaled approximately $568 thousand compared with losses of $488 thousand for the same year ago quarter.  Profits attributed to Remedent common stockholders for three months ended June 30, 2010 was $312 thousand compared to losses of $549 thousand for the same year ago quarter.

Cash and cash equivalents totaled $1.2 million at June 30, 2010 as opposed to $613 thousand as  reported at March 31, 2010.

Management Commentary

“The shifting of our business model from wholesale (B2B) model via a distributor to a direct retail model is beginning to bear fruit as previously mentioned during prior conference calls. During the current quarter we included our retail Asian operations of approximately $600 thousand in gross revenues as we are continuing to open new Spa locations in both Europe and Asia during the next quarter and in the remainder of our financial year. Sales in all our Spa locations continue to exceed our expectations as sales continue to climb,” said Guy De Vreese the CEO of Remedent.

Conference Call Information

Remedent will host a conference call on Wednesday, August 18, 2010 at 11:00 a.m. Eastern Standard time (8:00 a.m. Pacific time) to discuss these results and its strategic plans for the future. A question and answer session will follow management’s presentation. To participate in the call, dial the appropriate number 5-10 minutes prior to the start time.

Date: Wednesday, August 18, 2010
Time 11:00 a.m. Eastern time (8:00 a.m. Pacific time).
Dial in number: 888-765-5547
Passcode: 4258061

The replay of the call will be available through September 15, 2010.  The dial in number for the replay is 888-203-1112 and the  replay pass code is  4258061

About Remedent

Remedent, Inc. specializes in the research, development, manufacturing and marketing of oral care and cosmetic dentistry products. The company serves professional dental industry with breakthrough technology for dental veneers.  These products are supported by a line of professional veneer whitening and teeth sensitivity solutions. Headquartered in Belgium, Remedent distributes its products to more than 35 countries worldwide. For more information, go to www.remedent.com.

Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause Remedent’s actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," “projects,” “project,” to be uncertain and forward-looking. Actual results could differ materially because of factors such as Remedent’s ability to achieve the synergies and value creation contemplated by the proposed transaction.  For further information regarding risks and uncertainties associated with Remedent’s business, please refer to the risk factors described in Remedent’s filings with the Securities and Exchange Commission, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.

REMEDENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the three months ended
	June 30,
	2010	2009

Net sales	$3,436,759	$2,160,803
Cost of sales	914,337	1,096,007
Gross profit	2,522,422	1,064,796
Operating Expenses
Research and development	65,545	26,598
Sales and marketing	512,976	350,935
General and administrative	1,152,712	1,042,764
Depreciation and amortization	201,202	173,444
TOTAL OPERATING EXPENSES	1,932,435	1,593,741
INCOME (LOSS) FROM OPERATIONS	589,987	(528,945)
OTHER (EXPENSES) INCOME
Interest expense	(54,891)	(24,647)
Other income	38,860	65,998
TOTAL OTHER (EXPENSES) INCOME	(16,031)	41,351

NET INCOME (LOSS) BEFORE TAXES AND NON-CONTROLLING INTEREST	573,956	(487,594)

INCOME TAXES	(6,229)	—
NET INCOME (LOSS) BEFORE NON-CONTROLLING INTEREST	567,727	(487,594)

LESS: NET INCOME ATTRIBUTABLE TO THE NON-CONTROLLING INTEREST	255,577	61,838

NET (LOSS) INCOME ATTRIBUTABLE TO REMEDENT, INC. Common Stockholders	$312,150	$(549,432)

INCOME (LOSS) PER SHARE
Basic	$0.02	$(0.03)
Fully diluted	$0.01	$(0.03)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	19,995,969	19,995,969
Fully diluted	33,595,242	32,702,274

Net Income(Loss) Attributable to Remedent Common Stockholders	$312,150	$(549,432)

OTHER COMPREHENSIVE
INCOME (LOSS):
Foreign currency translation adjustment	(177,648)	57,568

TOTAL OTHER COMPREHENSIVE (LOSS) INCOME	134,502	(491,864)

LESS: COMPREHENSIVE INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(15,865)	42,248

COMPREHENSIVE (LOSS) INCOME ATTRIBUTABLE TO REMEDENT Common Stockholders	$150,367	$(534,112)

REMEDENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
	June 30, 2010	March 31, 2010
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,196,888	$613,466
Accounts receivable, net of allowance for doubtful accounts of $59,608 at June 30, 2010 and $65,845 at March 31, 2010	1,982,826	806,931
Inventories, net	1,850,892	2,161,692
Prepaid expenses	938,396	920,487
Total current assets	5,969,002	4,502,576
PROPERTY AND EQUIPMENT, NET	1,553,783	1,735,719
OTHER ASSETS
Long term investments and advances	750,000	750,000
Patents, net	220,314	246,992
Goodwill	699,635	699,635
Total assets	$9,192,734	$7,934,922
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion, long term debt	$163,784	$215,489
Line of Credit	1,887,063	674,600
Accounts payable	1,724,827	1,932,684
Accrued liabilities	486,298	491,536
Due to related parties	265,857	268,484
Total current liabilities	4,527,829	3,582,793
Long term debt less current portion	458,236	425,882
Total liabilities	4,986,065	4,008,675

EQUITY:
REMEDENT, INC. STOCKHOLDERS’ EQUITY
Preferred Stock $0.001 par value (10,000,000 shares authorized, none issued and outstanding)	—	—
Common stock, $0.001 par value; (50,000,000 shares authorized, 19,995,969 shares issued and outstanding at June 30, 2010 and March 31, 2010)	19,996	19,996
Treasury stock, at cost; 723,000 shares at June 30, 2010 and March 31, 2010	(831,450)	(831,450)
Additional paid-in capital	24,843,651	24,742,201
Accumulated deficit	(19,253,792)	(19,565,943)
Accumulated other comprehensive (loss) (foreign currency translation adjustment)	(827,707)	(650,059)
Obligation to issue shares	97,500	97,500
Total Remedent, Inc. stockholders’ equity	4,048,198	3,812,245
Non-controlling interest	158,471	114,002
Total stockholders’ equity	4,206,669	3,926,247
Total liabilities and equity	$9,192,734	$7,934,922